UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
 ________________________
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 15, 2015

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LKQ CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	000-50404	36-4215970
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

500 West Madison Street, Suite 2800 Chicago, IL		60661
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (312) 621-1950
N/A
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On July 15, 2015, the Board of Directors of LKQ Corporation (the “Company”) approved (effective as of July 13, 2015) the appointment of Justin L. Jude as our Senior Vice President of Operations - Wholesale Parts Division. Mr. Jude has been with us since February 2004 in various roles, including from March 2008 to February 2011 as Vice President - Supply Chain, from February 2011 to May 2014 as Vice President - Information Systems (North America), and from June 2014 to July 2015 as President of Keystone Automotive Operations, Inc., our specialty automotive business. Mr. Jude has been in the Company’s industry for over 18 years. He is 39 years old. Mr. Jude’s compensation will be as follows: (a) a base salary of $385,000; (b) an increase of his threshold, target and maximum percentages under our Management Incentive Plan from 18/50/60 to 35/50/110 (pro-rated for the period of time during calendar 2015 that he assumed the new position); and (c) an increase of his threshold, target and maximum percentages under our Long Term Incentive Plan from 21/43/85 to 36/71/142 (pro-rated for the period of time during the performance period that he assumed the new position). In connection with his new position, Mr. Jude received a supplemental grant of 7,494 restricted stock units (RSUs) under our 1998 Equity Incentive Plan (that vest with respect to 10% of the number of RSUs every six months over five years), he will now be covered by the Company’s Severance Policy, and we will enter into with him our standard Indemnification Agreement for executive officers.

(e) On July 15, 2015, the Board of Directors of the Company approved (effective as of July 13, 2015) the appointment of Steven Greenspan, who had been serving as our Senior Vice President of Operations - Wholesale Parts Division, to the new position of Senior Vice President - Recycled & Refurbished Products. Mr. Greenspan’s compensation remained unchanged as a result of his new position, except that he became eligible to receive a bonus payment of $1.0 million upon the achievement of certain specified goals relating to his new position.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 17, 2015

LKQ CORPORATION

By:	/s/ Victor M. Casini
Victor M. Casini
Senior Vice President and General Counsel